                                                                  EXHIBIT 99 (a)





                    COLONY BANKCORP, INC. AND SUBSIDIARIES
                              FITZGERALD, GEORGIA


                       CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1997 AND 1996 AND
                       REPORT OF INDEPENDENT ACCOUNTANTS

                    COLONY BANKCORP, INC. AND SUBSIDIARIES


                                   CONTENTS



Report of Independent Accountants..............................................1

Consolidated Balance Sheets....................................................2

Consolidated Statements of Income..............................................4

Consolidated Statements of Changes in Stockholders' Equity.....................5

Consolidated Statements of Cash Flows..........................................6

Notes to Consolidated Financial Statements.....................................7

                    MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP
                          CERTIFIED PUBLIC ACCOUNTANTS
               A PARTNERSHIP INCLUDING A PROFESSIONAL CORPORATION

RALPH S. McLEMORE, SR., C.P.A. (1963-1977)                 389 MULBERRY STREET
SIDNEY B. McNAIR, C.P.A. (1954-1992)                       POST OFFICE BOX ONE
                                                           MACON, GEORGIA 31202
--------------------------------                             (912) 746-6277
SIDNEY E. MIDDLEBROOKS, C.P.A., P.C.                       FAX (912) 741-8353
RAY C. PEARSON, C.P.A.
J. RANDOLPH NICHOLS, C.P.A.                              1117 MORNINGSIDE DRIVE
WILLIAM H. EPPS, JR., C.P.A.                              POST OFFICE BOX 1287
RAYMOND A. PIPPIN, JR., C.P.A.                               PERRY, GA 31069
JERRY A. WOLFE, C.P.A.                                       (912) 987-0947
W. E. BARFIELD, JR., C.P.A.                                FAX (912) 987-0526
HOWARD S. HOLLEMAN, C.P.A.
F. GAY McMICHAEL, C.P.A.
RICHARD A. WHITTEN, JR., C.P.A.
ELIZABETH WARE HARDIN, C.P.A.
CAROLINE E. GRIFFIN, C.P.A.
RONNIE K. GILBERT, C.P.A.



                       REPORT OF INDEPENDENT ACCOUNTANTS



The Board of Directors and Stockholders
Colony Bankcorp, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Colony Bankcorp, Inc. and Subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Colony Bankcorp, Inc. and Subsidiaries as of December 31, 1997 and 1996 and the results of operations and cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.




                                       McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

Macon, Georgia
February 5, 1998

                    COLONY BANKCORP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31


                                    ASSETS

                                                                  1997                 1996
                                                              --------------      --------------
Cash and Balances Due from Depository Institutions            $  11,764,243       $  13,443,751

Federal Funds Sold                                               25,540,000          22,740,000

Investment Securities (Aggregate Fair Value of
   $56,891,403 and $63,327,921 as of December 31,
   1997 and 1996, Respectively)                                  56,915,416          63,377,592

Loans                                                           234,298,902         206,875,747
 Allowance for Loan Losses                                       (4,575,265)         (4,434,867)
 Unearned Interest and Fees                                         (10,827)            (12,549)
                                                              -------------       -------------

                                                                229,712,810         202,428,331

Premises and Equipment                                            9,134,750           6,952,634

Other Real Estate                                                 1,311,070           2,802,806

Other Assets                                                      8,568,277           7,795,108
                                                              -------------       -------------

Total Assets                                                  $ 342,946,566       $ 319,540,222
                                                              =============       =============


The accompanying notes are an integral part of these balance sheets.

                     COLONY BANKCORP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   DECEMBER 31


                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                   1997             1996
                                                              -------------    --------------
Deposits
  Noninterest-Bearing                                         $  27,319,830    $  28,723,436
  Interest-Bearing                                              270,842,224      256,952,789
                                                              -------------    -------------

                                                                298,162,054      285,676,225
Borrowed Money
  Federal Funds Purchased                                              --            160,000
  Other Borrowed Money                                           13,074,042        5,495,870
                                                              -------------    -------------

                                                                 13,074,042        5,655,870

Other Liabilities                                                 2,889,778        2,617,098

Stockholders' Equity
  Common Stock, Par Value $10 a Share; Authorized
    5,000,000 Shares, Issued 2,173,263 and 1,448,842
    Shares as of December 31, 1997 and 1996, Respectively        21,732,630       14,488,420
  Paid-In Capital                                                 1,137,424        1,137,424
  Retained Earnings                                               6,083,128       10,144,118
  Net Unrealized Loss on Securities Available for Sale, Net
    of Tax Liability of $25,230 in 1997 and $3,195 in 1996         (132,490)        (178,933)
                                                              -------------    -------------

                                                                 28,820,692       25,591,029
                                                              -------------    -------------

Total Liabilities and Stockholders' Equity                    $ 342,946,566    $ 319,540,222
                                                              =============    =============


The accompanying notes are an integral part of these balance sheets.

                     COLONY BANKCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                         FOR THE YEARS ENDED DECEMBER 31


                                                                            1997                 1996                  1995
                                                                      -----------------    -----------------     ----------------
Interest Income
  Loans, Including Fees                                                     $24,281,672          $22,371,529          $22,048,570
  Federal Funds Sold                                                            815,771              863,648              602,877
  Deposits with Other Banks                                                      46,563                8,742               45,516
  Investment Securities
    U. S. Treasury                                                               67,895               48,024               96,835
    U. S. Government Agencies                                                 3,119,552            2,817,365            2,499,886
    State, County and Municipal                                                 324,525              318,497              348,618
    Other Investments                                                            71,959               73,622                    -
  Dividends on Other Investments                                                 49,302               23,202               96,878
                                                                      -----------------    -----------------     ----------------

                                                                             28,777,239           26,524,629           25,739,180
                                                                      -----------------    -----------------     ----------------
Interest Expense
  Deposits                                                                   13,290,972           12,847,850           11,800,129
  Federal Funds Purchased                                                        37,787               28,517               36,533
  Other Borrowed Money                                                          663,603              281,716              303,021
                                                                      -----------------    -----------------     ----------------

                                                                             13,992,362           13,158,083           12,139,683
                                                                      -----------------    -----------------     ----------------

Net Interest Income                                                          14,784,877           13,366,546           13,599,497

  Provision for Loan Losses                                                   1,489,417            2,194,595            3,246,050
                                                                      -----------------    -----------------     ----------------

Net Interest Income After Provision for Loan Losses                          13,295,460           11,171,951           10,353,447
                                                                      -----------------    -----------------     ----------------

Noninterest Income
  Service Charges on Deposits                                                 1,763,676            1,679,895            1,591,913
  Other Service Charges, Commissions and Fees                                   412,372              464,193              154,314
  Securities Gains                                                               10,895               41,140               49,167
  Other                                                                         341,057              463,861              538,208
                                                                      -----------------    -----------------     ----------------

                                                                              2,528,000            2,649,089            2,333,602
                                                                      -----------------    -----------------     ----------------
Noninterest Expenses
  Salaries and Employee Benefits                                              5,450,362            5,009,239            4,628,285
  Occupancy and Equipment                                                     1,569,500            1,185,489            1,179,145
  Directors' Fees                                                               367,530              335,875              290,750
  FDIC Premiums                                                                 126,481              274,636              359,212
  Legal and Professional Fees                                                   333,836              362,177              406,976
  Other Real Estate Expense                                                     383,241              288,377              456,810
  Other                                                                       2,369,593            2,113,039            2,010,618
                                                                      -----------------    -----------------     ----------------

                                                                             10,600,543            9,568,832            9,331,796
                                                                      -----------------    -----------------     ----------------

Income Before Income Taxes                                                    5,222,917            4,252,208            3,355,253

Income Taxes                                                                  1,605,043            1,318,666              983,128
                                                                      -----------------    -----------------     ----------------

Net Income                                                                  $ 3,617,874          $ 2,933,542          $ 2,372,125
                                                                      =================    =================     ================

Net Income Per Share of Common Stock
  Basic                                                                     $      1.66          $      1.35          $      1.15
                                                                      =================    =================     ================

  Diluted                                                                   $      1.66          $      1.35          $      1.15
                                                                      =================    =================     ================

Weighted Average Shares Outstanding                                           2,173,263            2,173,263            2,068,668
                                                                      =================    =================     ================

The accompanying notes are an integral part of these statements.

                     COLONY BANKCORP, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                                                        Net Unrealized
                                                                                                          Gain (Loss)
                                                                                                         on Securities
                                                  Shares        Common         Paid-In      Retained      Available
                                               Outstanding      Stock          Capital      Earnings       for Sale       Total
                                               -----------   ------------   ------------  ------------   ------------  ------------
Balance, December 31, 1994                        765,787    $  7,657,870   $  1,467,974  $ 10,709,532   $ (1,381,152) $ 18,454,224
  Equity Transfer                                                              5,000,000    (5,000,000)                       --
  Issuance of Common Stock                         75,000         750,000        750,000                                  1,500,000
  100 Percent Stock Split                         608,055       6,080,550     (6,080,550)                                     --
  Net Unrealized Gain on Securities
    Available for Sale, Net of Tax                                                                          1,213,351     1,213,351
  Dividends Paid                                                                              (471,917)                    (471,917)

  Net Income                                                                                 2,372,125                    2,372,125
                                               ----------    ------------   ------------  ------------   ------------  ------------

Balance, December 31, 1995                      1,448,842      14,488,420      1,137,424     7,609,740       (167,801)   23,067,783
  Net Unrealized Loss on Securities Available
    for Sale, Net of Tax                                                                                      (11,132)      (11,132)

  Dividends Paid                                                                              (399,164)                    (399,164)

  Net Income                                                                                 2,933,542                    2,933,542
                                               ----------    ------------   ------------  ------------   ------------  ------------

Balance, December 31, 1996                      1,448,842      14,488,420      1,137,424    10,144,118       (178,933)   25,591,029
  50 Percent Stock Dividend                       724,421       7,244,210                   (7,244,210)                       --
  Net Unrealized Gain on Securities
    Available for Sale, Net of Tax                                                                             46,443        46,443
  Dividends Paid                                                                              (434,654)                    (434,654)

  Net Income                                                                                 3,617,874                    3,617,874
                                               ----------    ------------   ------------  ------------   ------------  ------------

Balance, December 31, 1997                      2,173,263    $ 21,732,630   $  1,137,424  $  6,083,128   $   (132,490) $ 28,820,692
                                               ==========    ============   ============  ============   ============  ============

The accompanying notes are an integral part of these statements.

                     COLONY BANKCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                         FOR THE YEARS ENDED DECEMBER 31

                                                                                   1997                1996                 1995
                                                                               ------------        ------------        ------------
Cash Flows from Operating Activities
  Net Income                                                                   $  3,617,874        $  2,933,542        $  2,372,125
  Adjustments to Reconcile Net Income to Net
    Cash Provided from Operating Activities
      Depreciation                                                                  791,383             561,314             592,641
      Amortization and Accretion                                                      4,742             155,951             109,305
      Provision for Loan Losses                                                   1,489,417           2,194,595           3,246,050
      Deferred Income Taxes                                                          (8,490)           (179,896)            (78,772)

      Securities Gains                                                              (10,895)            (41,140)            (49,167)

      (Gain) Loss on Sale of Equipment                                              (21,308)            (19,521)             51,734
      Loss on Sale of Other Real Estate and Repossessions                             9,505              50,149             250,314
      Other Real Estate Writedown                                                   200,215              21,440                --
      Change In
        Interest Receivable                                                        (614,121)            159,991            (422,070)
        Prepaid Expenses                                                             32,476             (88,840)            (48,354)
        Interest Payable                                                            114,921             100,413             369,608
        Accrued Expenses and Accounts Payable                                        99,540             302,664            (116,418)
        Other                                                                      (146,051)           (393,873)             13,379
                                                                               ------------        ------------        ------------

                                                                                  5,559,208           5,756,789           6,290,375
                                                                               ------------        ------------        ------------
Cash Flows from Investing Activities
  Interest-Bearing Deposits in Other Banks                                         (123,721)           (792,000)          1,783,000
  Purchase of Investment Securities
    Available for Sale                                                          (25,733,360)        (33,797,492)        (10,397,162)
  Proceeds from Sale of Investment Securities
    Available for Sale                                                            3,941,475           4,010,848           8,758,525
  Proceeds from Maturities, Calls and Paydowns
    of Investment Securities
      Available for Sale                                                         27,882,652          17,753,150           4,667,539
      Held to Maturity                                                              495,832             153,372             654,291
  Proceeds from Sale of Equipment                                                    13,917              65,198              55,862
  Loans to Customers                                                            (30,656,316)         (9,626,783)        (20,748,449)
  Purchase of Premises and Equipment                                             (2,966,106)         (1,295,639)           (499,313)
  Other Real Estate                                                               3,165,121             955,081             954,242
  Cash Surrender Value of Life Insurance                                            (51,278)            (40,402)            387,967
                                                                               ------------        ------------        ------------

                                                                                (24,031,784)        (22,614,667)        (14,383,498)
                                                                               ------------        ------------        ------------
Cash Flows from Financing Activities
  Interest-Bearing Customer Deposits                                             13,889,434          13,165,052          27,285,204
  Noninterest-Bearing Customer Deposits                                          (1,403,605)            865,055            (392,250)
  Proceeds from Long-Term Borrowing                                              11,338,110             826,269                --
  Dividends Paid                                                                   (434,654)           (399,164)           (471,917)
  Federal Funds Purchased                                                          (160,000)          2,000,000            (760,000)
  Note to Federal Home Loan Bank                                                       --             1,000,000             200,000
  Principal Payments on Notes and Debentures                                     (3,759,938)           (674,867)           (474,866)
  Proceeds from Issuance of Common Stock                                               --                  --             1,500,000
                                                                               ------------        ------------        ------------

                                                                                 19,469,347          16,782,345          26,886,171
                                                                               ------------        ------------        ------------

Net Increase (Decrease) in Cash and Cash Equivalents                                996,771             (75,533)         18,793,048

Cash and Cash Equivalents, Beginning                                             35,292,751          35,368,284          16,575,236
                                                                               ------------        ------------        ------------

Cash and Cash Equivalents, Ending                                              $ 36,289,522        $ 35,292,751        $ 35,368,284
                                                                               ============        ============        ============

The accompanying notes are an integral part of these statements.

                     COLONY BANKCORP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)  Summary of Significant Accounting Policies

Basis of Presentation

Colony Bankcorp, Inc. is a multi-bank holding company located in Fitzgerald, Georgia. The consolidated financial statements include the accounts of Colony Bankcorp, Inc. and its wholly-owned subsidiaries, The Bank of Fitzgerald, Fitzgerald, Georgia; Ashburn Bank, Ashburn, Georgia; Bank of Worth, Sylvester, Georgia; The Bank of Dodge County, Eastman, Georgia; Community Bank of Wilcox, Pitts, Georgia; Colony Bank Southeast (formerly Broxton State Bank), Broxton, Georgia; and Colony Management Services, Inc., Fitzgerald, Georgia (the Banks). All significant intercompany accounts have been eliminated in consolidation. The accounting and reporting policies of Colony Bankcorp, Inc. conform to generally accepted accounting principles and practices utilized in the commercial banking industry. Certain reclassifications have been made in the 1995 and 1996 financial statements to conform to the 1997 presentation.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets.

In February 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 128, Earnings Per Share (SFAS 128). SFAS 128 replaced the calculation of primary and fully diluted earnings per share (EPS) with basic and diluted EPS. Unlike primary EPS, basic EPS excludes any dilutive effects of options, warrants and convertible securities. Diluted EPS is very similar to fully diluted EPS. All EPS amounts presented have been restated, as applicable, to conform with the new requirements.

In June 1997, the FASB issued Statement No. 130, Reporting Comprehensive Income. The new statement is effective for periods beginning after December 15, 1997 and requires that certain additional information be reported in the financial statements and related notes. Colony will adopt SFAS 130 in the first quarter of 1998.

Investment Securities

The Company records investment securities under Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under the provisions of SFAS 115, the Company must classify its securities as trading, available for sale or held to maturity. Trading securities are purchased and held for sale in the near term. Securities held to maturity are those which the Company has the ability and intent to hold until maturity. All other securities not classified as trading or held to maturity are considered available for sale.

Securities available for sale are measured at fair value with unrealized gains and losses reported net of deferred taxes as a separate component of stockholders' equity. Fair value represents an approximation of realizable value as of December 31, 1997 and 1996. Realized and unrealized gains and losses are determined using the specific identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Loans

Loans are generally reported at principal amount less unearned interest and fees. Impaired loans are recorded under SFAS 114, Accounting by Creditors for Impairment of a Loan and SFAS 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. Impaired loans are loans for which principal and interest are unlikely to be collected in accordance with the original loan terms and, generally, represent loans delinquent in excess of 120 days which have been placed on nonaccrual status and for which collateral values are less than outstanding principal and interest. Small balance, homogeneous loans are excluded from impaired loans. Generally, interest payments received on impaired loans are applied to principal. Upon receipt of all loan principal, additional interest payments are recognized as interest income on the cash basis.

Other nonaccrual loans are loans for which payments of principal and interest are considered doubtful of collection under original terms but collateral values equal or exceed outstanding principal and interest.

Colony Bankcorp, Inc.'s loans consist of commercial, financial and agricultural loans, real estate mortgage loans and consumer loans primarily to individuals and entities located throughout central and south Georgia. Accordingly, the ultimate collectibility of the loans is largely dependent upon economic conditions in the central and south Georgia area.

Allowance for Loan Losses

The allowance method is used in providing for losses on loans. Accordingly, all loan losses decrease the allowance and all recoveries increase it. The provision for loan losses is based on factors which, in management's judgment, deserve current recognition in estimating possible loan losses. Such factors considered by management include growth and composition of the loan portfolio, economic conditions and the relationship of the allowance for loan losses to outstanding loans.

An allowance for loan losses is maintained for all impaired loans. Provisions are made for impaired loans upon changes in expected future cash flows or estimated net realizable value of collateral. When determination is made that impaired loans are wholly or partially uncollectible, the uncollectible portion is charged off.

Management believes the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

Premises and Equipment

Premises and equipment are recorded at acquisition cost net of accumulated depreciation.

Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation are as follows:


        Description                   Life in Years             Method
---------------------------           -------------        ------------------

Banking Premises                         15-40               Straight-Line and
                                                                 Accelerated

Furniture and Equipment                  5-10                Straight-Line and
                                                                 Accelerated

Expenditures for major renewals and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.

Cash Flows

For reporting cash flows, cash and cash equivalents include cash on hand, noninterest-bearing amounts due from banks and federal funds sold. Cash flows from demand deposits, NOW accounts, savings accounts, loans and certificates of deposit are reported net.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for loan losses (use of the allowance method for financial statement purposes and the experience method for tax purposes). The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Other Real Estate

Other real estate generally represents real estate acquired through foreclosure and is initially recorded at the lower of cost or estimated market value at the date of acquisition. Losses from the acquisition of property in full or partial satisfaction of debt are recorded as loan losses. Subsequent declines in value, routine holding costs and gains or losses upon disposition are included in other losses.

(2)  Cash and Balances Due from Depository Institutions

Components of cash and balances due from depository institutions are as follows as of December 31:


                                                          1997           1996
                                                      -----------    -----------

Cash on Hand and Cash Items                           $ 3,211,247    $ 3,692,074
Noninterest-Bearing Deposits with Other Banks           7,538,275      8,860,677
Interest-Bearing Deposits with Other Banks              1,014,721        891,000
                                                      -----------    -----------

                                                      $11,764,243    $13,443,751
                                                      ===========    ===========


(3)  Investment Securities

Investment securities as of December 31, 1997 are summarized as follows:


                                                                         Gross                  Gross
                                               Amortized              Unrealized              Unrealized                Fair
                                                  Cost                   Gains                  Losses                  Value
                                            ----------------       -----------------       ----------------       -----------------
Securities Available for Sale

U.S. Treasury                                    $ 1,074,417                $     15              $  (2,982)            $ 1,071,450
U.S. Government Agencies
  Mortgage Backed                                 10,865,944                  59,966                (61,944)             10,863,966
  Other                                           33,467,748                  40,633                (42,363)             33,466,018
State, County and Municipal                        5,327,846                  85,451                 (4,574)              5,408,723
The Banker's Bank Stock                               50,000                    -                      -                     50,000
Federal Home Loan Bank Stock                       1,869,600                    -                      -                  1,869,600
Marketable Equity Securities                       1,130,022                    -                  (181,464)                948,558
                                            ----------------       -----------------       ----------------       -----------------

                                                 $53,785,577                $186,065              $(293,327)            $53,678,315
                                            ================       =================       ================       =================

Securities Held to Maturity

U.S. Government Agencies                         $ 1,649,506                $   -                 $  (5,597)            $ 1,643,909
State, County and Municipal                        1,587,595                     860                (19,276)              1,569,179
                                            ----------------       -----------------       ----------------       -----------------

                                                 $ 3,237,101                $    860              $ (24,873)            $ 3,213,088
                                            ================       =================       ================       =================

The amortized cost and fair value of investment securities as of December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                                    Securities
                                               ------------------------------------------------------------------------------------

                                                          Available for Sale                            Held to Maturity
                                               ----------------------------------------      --------------------------------------

                                                   Amortized                Fair                Amortized                Fair
                                                     Cost                   Value                  Cost                 Value
                                               -----------------      -----------------      ----------------      ----------------
Due in One Year or Less                              $12,145,568            $12,137,448            $1,609,782            $1,605,798
Due After One Year Through Five Years                 24,894,628             24,949,087             1,165,677             1,162,546
Due After Five Years Through Ten Years                 2,729,815              2,753,955                  -                     -
Due After Ten Years                                      100,000                105,701               461,642               444,744
                                               -----------------      -----------------      ----------------      ----------------

                                                      39,870,011             39,946,191             3,237,101             3,213,088

Federal Home Loan Bank Stock                           1,869,600              1,869,600                  -                     -
The Banker's Bank Stock                                   50,000                 50,000                  -                     -
Marketable Equity Securities                           1,130,022                948,558                  -                     -
Mortgage Backed Securities                            10,865,944             10,863,966                  -                     -
                                               -----------------      -----------------      ----------------      ----------------

                                                     $53,785,577            $53,678,315            $3,237,101            $3,213,088
                                               =================      =================      ================      ================

Investment securities as of December 31, 1996 are summarized as follows:


                                                                         Gross                  Gross
                                               Amortized              Unrealized              Unrealized                Fair
                                                  Cost                   Gains                  Losses                  Value
                                            ----------------       -----------------       ----------------       -----------------
Securities Available for Sale

U.S. Treasury                                   $    499,382                                     $       (6)           $    499,376
U.S. Government Agencies
  Mortgage Backed                                 16,366,676               $  78,077                (94,219)             16,350,534
  Other                                           35,702,287                  31,737                (69,554)             35,664,470
State, County and Municipal                        5,383,462                  86,185                (22,823)              5,446,824
The Banker's Bank Stock                               50,000                                                                 50,000
Federal Home Loan Bank Stock                         483,000                                                                483,000
Marketable Equity Securities                       1,130,021                                       (185,136)                944,885
                                            ----------------       -----------------       ----------------       -----------------

                                                 $59,614,828                $195,999              $(371,738)           $ 59,439,089
                                            ================       =================       ================       =================

Securities Held to Maturity

U.S. Government Agencies                         $ 2,148,659                                     $  (16,312)           $  2,132,347
State, County and Municipal                        1,789,844               $   2,597                (35,956)              1,756,485
                                            ----------------       -----------------       ----------------       -----------------

                                                 $ 3,938,503               $   2,597             $  (52,268)           $  3,888,832
                                            ================       =================       ================       =================

Proceeds from sales of investments available for sale were $3,941,475 in 1997, $4,010,848 in 1996 and $8,758,525 in 1995. Gross realized gains totaled $10,895,
$41,140 and $49,167 in 1997, 1996 and 1995, respectively.

Investment securities having a carrying value approximating $25,563,000 and $27,618,000 as of December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes.


(4) Loans

The composition of loans as of December 31 are:

                                                       1997             1996
                                                   ------------     ------------

Commercial, Financial and Agricultural             $ 34,882,730     $ 38,775,940
Real Estate-Construction                              2,675,732          881,000
Real Estate-Farmland                                 21,898,075       25,769,419
Real Estate-Other                                   117,268,524       88,895,963
Installment Loans to Individuals                     42,955,910       44,608,274
All Other Loans                                      14,617,931        7,945,151
                                                   ------------     ------------

                                                   $234,298,902     $206,875,747
                                                   ============     ============

Nonaccrual loans are loans for which principal and interest are doubtful of collection in accordance with original loan terms and for which accruals of interest have been discontinued due to payment delinquency. Nonaccrual loans totaled $5,773,635 and $7,395,598 as of December 31, 1997 and 1996,
respectively. Foregone interest on nonaccrual loans approximated $280,000 in 1997, $693,000 in 1996 and $462,400 in 1995.

Colony Bankcorp, Inc. recognizes impaired loans as nonaccrual loans delinquent in excess of 120 days for which collateral values are insufficient to recover outstanding principal and interest under original loan terms. Impaired loan data as of December 31 and for the years then ended follows:


                                                       1997             1996
                                                   -----------      -----------

Total Investment in Impaired Loans                 $ 1,292,081      $ 1,350,985

Less Allowance for Impaired Loan Losses               (460,703)        (419,490)
                                                   -----------      -----------

Net Investment, December 31                        $   831,378      $   931,495
                                                   ===========      ===========

Average Investment during the Year                 $ 1,303,248      $ 1,361,810
                                                   ===========      ===========

Income Recognized during the Year                  $    51,147      $   110,381
                                                   ===========      ===========

Income Collected during the Year                   $    51,969      $   110,381
                                                   ===========      ===========

(5)  Allowance for Loan Losses

Transactions in the allowance for loan losses are summarized below for the years ended December 31:


                                                1997           1996           1995
                                            -----------    -----------    -----------
Balance, Beginning                          $ 4,434,867    $ 4,051,243    $ 3,178,811

  Provision Charged to Operating Expenses     1,489,417      2,194,595      3,246,050
  Loans Charged Off                          (1,857,304)    (2,817,098)    (2,906,937)
  Loan Recoveries                               508,285      1,006,127        533,319
                                            -----------    -----------    -----------

Balance, Ending                             $ 4,575,265    $ 4,434,867    $ 4,051,243
                                            ===========    ===========    ===========

The allowances for loan losses presented above include allowances for impaired loan losses. Transactions in the allowance for impaired loan losses during 1997, 1996 and 1995 were as follows:


                                              1997         1996         1995
                                            ---------    ---------    ---------

Balance, Beginning                          $ 419,490    $  38,696    $  26,895

  Provision Charged to Operating Expenses      50,652      382,716       11,801
  Loans Charged Off                            (9,439)      (1,922)        --
  Loan Recoveries                                --           --           --
                                            ---------    ---------    ---------

Balance, Ending                             $ 460,703    $ 419,490    $  38,696
                                            =========    =========    =========


(6) Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

                                                  1997            1996
                                              ------------    ------------

Land                                          $  1,306,197    $    972,647
Building                                         6,717,201       5,601,368
Furniture, Fixtures and Equipment                5,937,798       5,150,076
Leasehold Improvements                             179,580          30,705
                                              ------------    ------------

                                                14,140,776      11,754,796
Accumulated Depreciation                        (5,006,026)     (4,802,162)
                                              ------------    ------------

                                              $  9,134,750    $  6,952,634
                                              ============    ============

Depreciation charged to operations totaled $791,383 in 1997, $561,314 in 1996 and $592,641 in 1995.

Certain Company facilities and equipment are leased under various operating leases. Rental expense approximated $109,800 for 1997, $8,600 for 1996 and $0 for 1995.

Future minimum rental payments as of December 31, 1997 are as follows:


              Year Ending
              December 31                   Amount
              -----------                  --------

                 1998                      $ 62,249
                 1999                        57,740
                 2000                        54,180
                 2001                        45,644
                 2002                         6,708
                                           --------

                                           $226,521
                                           ========


(7)  Income Taxes

The Company records income taxes under SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

The components of income tax expense for the years ended December 31 are as follows:

                                          1997          1996           1995
                                      -----------    -----------    -----------

Current Federal Expense               $ 1,520,400    $ 1,459,272    $ 1,069,811
Deferred Federal Benefit                   (8,490)      (177,468)       (86,683)
                                      -----------    -----------    -----------

Federal Income Tax Expense              1,511,910      1,281,804        983,128
Current State Income Tax Expense           93,133         36,862           --
                                      -----------    -----------    -----------

                                      $ 1,605,043    $ 1,318,666    $   983,128
                                      ===========    ===========    ===========

The federal income tax expense of $1,511,910 in 1997, $1,281,804 in 1996 and $983,128 in 1995 is less than the income taxes computed by applying the federal statutory rate of 34 percent to income before income taxes. The reasons for the differences are as follows:

                                             1997           1996           1995
                                         -----------    -----------    -----------
Statutory Federal Income Taxes           $ 1,775,792    $ 1,445,751    $ 1,140,786
  Tax-Exempt Interest                       (132,119)      (143,101)      (153,441)
  Interest Expense Disallowance               21,852         21,758         23,058
  Premiums on Officers' Life Insurance       (17,878)       (12,976)       (19,688)
  Meal and Entertainment Disallowance          4,113          3,358          2,551
  State Income Taxes                         (20,956)       (29,023)          --
  Other                                     (118,894)        (3,963)       (10,138)
                                         -----------    -----------    -----------

Actual Federal Income Taxes              $ 1,511,910    $ 1,281,804    $   983,128
                                         ===========    ===========    ===========

Deferred taxes in the accompanying balance sheets as of December 31 include the following:

                                                       1997              1996
                                                    ---------         ---------
Deferred Tax Assets
  Allowance for Loan Losses                         $ 590,027         $ 511,382
  Deferred Compensation                               148,264           133,488
  Other Real Estate                                    46,886            61,377
  Other                                                  --               4,633
                                                    ---------         ---------

                                                      785,177           710,880
Deferred Tax Liabilities
  Premises and Equipment                             (111,330)          (45,523)
                                                    ---------         ---------

                                                      673,847           665,357
Deferred Tax Liability on
  Unrealized Securities Losses                        (25,230)           (3,195)
                                                    ---------         ---------

                                                    $ 648,617         $ 662,162
                                                    =========         =========

(8) Deposits

Components of interest-bearing deposits as of December 31 are as follows:


                                                   1997                 1996
                                               ------------         ------------

Interest-Bearing Demand                        $ 54,770,665         $ 55,296,693
Savings                                          11,970,722           11,724,296
Time, $100,000 and Over                          61,197,459           54,138,600
Other Time                                      142,903,378          135,793,200
                                               ------------         ------------

                                               $270,842,224         $256,952,789
                                               ============         ============

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $51,608,000 and $45,356,000 as of December 31, 1997 and 1996, respectively.

As of December 31, 1997, the scheduled maturities of certificates of deposit are as follows:


                 Year                                 Amount
        -----------------------                   --------------

                 1998                               $167,944,468
                 1999                                 21,467,814
                 2000                                  6,179,671
                 2001                                  2,666,167
         2002 and Thereafter                           5,842,717
                                                  --------------

                                                    $204,100,837
                                                  ==============

(9) Other Borrowed Money

Other borrowed money at December 31 is summarized as follows:


                                                   1997                 1996
                                              --------------       ------------

Federal Home Loan Bank Advances                  $ 9,800,038         $3,000,000
Debentures Payable                                   533,734            800,601
AmSouth Note Payable                                 821,000          1,029,000
First Port City Note Payable                         963,072            291,269
The Bankers Bank Note Payable                        956,198            375,000
                                              --------------       ------------

                                                 $13,074,042         $5,495,870
                                              ==============       ============


Advances from the Federal Home Loan Bank (FHLB) have maturities ranging from 1998 to 2002 and interest rates ranging from 5.66 percent to 6.98 percent. Of the balances outstanding at December 31, 1997, $1,000,000 is callable by the FHLB during 1999. Under the Blanket Agreement for Advances and Security Agreement with the FHLB, residential mortgage loans are pledged as collateral for the FHLB advances outstanding.

Debentures payable were issued November 28, 1984 for $4,360,000. The debentures are due in annual payments of $266,867 plus variable interest with the unpaid balance due November 1, 1999. Collateral for the outstanding debt consists of 100 percent of the common stock of Ashburn Bank. Effective interest rate at December 31, 1997 was 8.0 percent.

AmSouth note payable originated on December 20, 1994 for $1,445,000. The debt is due in annual payments of $207,143 plus quarterly interest at variable rates. Collateral consists of 100 percent of the common stock of The Bank of Fitzgerald and The Bank of Worth. Effective interest rate at December 31, 1997 was 8.75 percent. An extension was granted by AmSouth Bank in the fourth quarter of 1997, extending the due date to February 19, 1998.

First Port City note payable was renewed on January 30, 1997 with additional funds added for an amount totaling $963,200. Annual principal payments of $96,320 are due with interest paid quarterly at The Wall Street Prime Rate Indicator. The debt is secured by commercial real estate in downtown Fitzgerald, which includes the parent company's facilities. Any unpaid balance is due January 29, 2000.

The Bankers Bank note payable originated on September 5, 1997 for $1,000,000 at a rate of The Wall Street Prime minus one half percent. Payments are due monthly with the entire unpaid balance due September 5, 2002. The debt is secured by all furniture, fixtures, machinery, equipment and software of Colony Management Services, Inc. Colony Bankcorp, Inc. guarantees the debt.

The aggregate stated maturities of other borrowed money at December 31, 1997 are as follows:


                       Year                             Amount
                -------------------                 -------------

                       1998                           $ 6,631,013
                       1999                             2,137,689
                       2000                               931,077
                       2001                               160,645
                2002 and Thereafter                     3,213,618
                                                    -------------

                                                      $13,074,042
                                                    =============

(10) Profit Sharing Plan

The Company has a profit sharing plan that covers substantially all employees who meet certain age and service requirements. It is the Company's policy to make contributions to the plan as approved annually by the board of directors. The total provision for contributions to the plan was $295,452 for 1997, $233,467 for 1996 and $209,745 for 1995.


(11) Commitments and Contingencies

In the normal course of business, certain commitments and contingencies are incurred which are not reflected in the consolidated financial statements. The Bank had commitments under standby letters of credit to U.S. addressees approximating $825,000 as of December 31, 1997 and $3,128,000 as of December 31, 1996. Unfulfilled loan commitments as of December 31, 1997 and 1996 approximated $30,197,000 and $19,696,000, respectively. No losses are anticipated as a result of commitments and contingencies.

(12) Deferred Compensation Plan

The Banks have deferred compensation plans covering directors choosing to participate through individual deferred compensation contracts. In accordance with terms of the contracts, the Banks are committed to pay the directors deferred compensation over a period of 10 years, beginning at age 65. In the event of a director's death before age 65, payments are made to the director's named beneficiary over a period of 10 years, beginning on the first day of the month following the death of the director.

Liabilities accrued under the plan totaled $436,071 and $392,613 as of December 31, 1997 and 1996, respectively. Benefit payments under the contracts were $33,372 in 1997 and $28,746 in 1996. Provisions charged to operations totaled $76,830 in 1997, $70,400 in 1996 and $69,408 in 1995.


(13) Interest Income and Expense

Interest income of $286,300, $322,536 and $339,945 from state, county and municipal bonds was exempt from regular income taxes in 1997, 1996 and 1995, respectively.

Interest on deposits includes interest expense on time certificates of $100,000 or more totaling $3,358,903, $2,761,374 and $2,846,090 for the years ended December 31, 1997, 1996 and 1995, respectively.


(14) Supplemental Cash Flow Information

Cash payments for the following were made during the years ended December 31:


                                       1997             1996             1995
                                   -----------      -----------      -----------

Interest Expense                   $13,874,115      $13,056,999      $11,878,167
                                   ===========      ===========      ===========

Income Taxes                       $ 1,682,000      $ 1,246,399      $ 1,183,749
                                   ===========      ===========      ===========

Noncash financing and investing activities for the years ended December 31 are as follows:


                                              1997          1996         1995
                                           ----------   -----------   ----------

Acquisitions of Real Estate
  Through Loan Foreclosures                $1,882,418   $ 1,676,239   $1,047,224
                                           ==========   ===========   ==========

Stock Split Effected as Stock Dividend     $7,244,210   $     --      $6,080,550
                                           ==========   ===========   ==========

(15) Related Party Transactions

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Bank was $5,856,393 as of December 31, 1997 and $6,692,036 as of December 31, 1996. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility. A summary of activity of related party loans is shown below:


                                                      1997             1996
                                                  ------------     ------------

Balance, Beginning                                $  6,692,036     $  9,154,589
  New Loans                                         12,298,024       13,021,619
  Repayments                                       (11,804,404)     (16,038,215)
  Transactions Due to Changes in Directors          (1,329,263)         554,043
                                                  ------------     ------------

Balance, Ending                                   $  5,856,393     $  6,692,036
                                                  ============     ============


(16) Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of Colony Bankcorp, Inc. and Subsidiaries' financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

     Cash and Short-Term Investments - For cash, due from banks, bank-owned deposits and federal funds sold, the carrying amount is a reasonable estimate of fair value.

     Investment Securities - Fair values for investment securities are based on quoted market prices.

     Loans - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

     Deposit Liabilities - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

     Standby Letters of Credit and Commitments to Extend Credit - Because standby letters of credit and commitments to extend credit are made using variable rates, the contract value is a reasonable estimate of fair value.

The carrying amount and estimated fair values of the Company's financial instruments as of December 31 are as follows:


                                                                     1997                                      1996
                                                     -------------------------------------     ------------------------------------
                                                        Carrying             Estimated            Carrying             Estimated
                                                         Amount             Fair Value             Amount             Fair Value
                                                     ---------------     -----------------     ---------------      ---------------
                                                                                     (in Thousands)
Assets
  Cash and Short-Term Investments                        $ 37,304            $ 37,304              $ 36,184             $ 36,184
  Investment Securities Available for Sale                 53,678              53,678                59,439               59,439
  Investment Securities Held to Maturity                    3,237               3,213                 3,939                3,889
  Loans                                                   229,713             235,602               202,428              209,049

Liabilities
  Deposits                                                298,162             297,921               285,676              285,669
  Borrowed Money                                           13,074              13,074                 5,656                5,656

Unrecognized Financial Instruments
  Standby Letters of Credit                                  -                    825                  -                   3,128
  Commitments to Extend Credit                               -                 30,196                  -                  19,696

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.


(17) Regulatory Capital Matters

The amount of dividends payable to the parent company from the subsidiary banks is limited by various banking regulatory agencies. The amount of cash dividends available from subsidiaries for payment in 1998 without prior approval from the banking regulatory agencies approximates $2,017,000. Upon approval by regulatory authorities, the banks may pay cash dividends to the parent company in excess of regulatory limitations.

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and, possibly, additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. The amounts and ratios as defined in regulations are presented hereafter. Management believes, as of December 31, 1997, the Company meets all capital adequacy requirements to which it is subject and is classified as well capitalized under the regulatory framework for prompt corrective action. In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution's category.

                                                                                                                 To Be Well
                                                                                                              Capitalized Under
                                                                                For Capital                   Prompt Corrective
                                             Actual                          Adequacy Purposes                Action Provisions
                                -----------------------------         --------------------------        ---------------------------
                                     Amount         Ratio                Amount         Ratio               Amount          Ratio
                                ---------------  ------------         -----------     ----------        -------------     ---------
As of December 31, 1997

Total Capital
  to Risk-Weighted Assets         $31,424,000        12.50%            $20,111,360       8.00%           $25,139,200        0.00%
Tier I Capital
  to Risk-Weighted Assets          28,265,000        11.25              10,049,778       4.00             15,074,667        6.00
Tier I Capital
  to Average Assets                28,265,000         8.44              13,395,735       4.00             16,744,668        5.00


As of December 31, 1996

Total Capital
  to Risk-Weighted Assets         $27,835,044        12.21%            $18,237,539       8.00%            22,796,924        0.00%
Tier I Capital
  to Risk-Weighted Assets          24,966,981        10.96               9,112,037       4.00             13,668,055        6.00
Tier I Capital
  to Average Assets                24,966,981         7.65              13,054,631       4.00             16,318,288        5.00

(18) Financial Information of Colony Bankcorp, Inc. (Parent Only)

The parent company's balance sheets as of December 31, 1997 and 1996 and the related statements of income and cash flows for each of the years in the three-year period then ended are as follows:


                       COLONY BANKCORP, INC. (PARENT ONLY)
                                 BALANCE SHEETS
                                   DECEMBER 31

                                            ASSETS

                                                                             1997               1996
                                                                        --------------      ------------
Cash                                                                     $     9,465         $    60,916
Investment in Subsidiaries, at Equity                                     29,786,909          26,915,009
Other                                                                      1,533,179             978,847
                                                                         -----------         -----------

Total Assets                                                             $31,329,553         $27,954,772
                                                                         ===========         ===========

                               LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
  Dividends Payable                                                      $   108,663         $   108,663
  Notes and Debentures Payable                                             2,317,806           2,120,870
  Other                                                                       82,392             134,210
                                                                         -----------         -----------

                                                                           2,508,861           2,363,743
                                                                         -----------         -----------

Stockholders' Equity
  Common Stock, Par Value $10; 5,000,000 Shares Authorized,
    2,173,263 and 1,448,842 Shares Issued and Outstanding as of
    1997 and 1996, Respectively                                           21,732,630          14,488,420
  Paid-In Capital                                                          1,137,424           1,137,424
  Retained Earnings                                                        6,083,128          10,144,118
  Net Unrealized Loss on Securities Available for
    Sale, Net of Tax                                                        (132,490)           (178,933)
                                                                         -----------         -----------

Total Stockholders' Equity                                                28,820,692          25,591,029
                                                                         -----------         -----------

Total Liabilities and Stockholders' Equity                               $31,329,553         $27,954,772
                                                                         ===========         ===========

                       COLONY BANKCORP, INC. (PARENT ONLY)
                              STATEMENTS OF INCOME
                         FOR THE YEARS ENDED DECEMBER 31

                                                                      1997            1996            1995
                                                                   -----------     -----------     -----------
Income
  Dividends from Subsidiaries                                       $1,371,000      $1,400,000      $1,025,000
  Management Fees from Subsidiaries                                    269,332         506,225         600,492
  Data Processing Fees                                                    -            396,000            -
  Other                                                                 47,278          17,140           9,874
                                                                   -----------     -----------     -----------

                                                                     1,687,610       2,319,365       1,635,366
                                                                   -----------     -----------     -----------

Expenses
  Interest                                                             201,212         182,016         221,901
  Amortization                                                          17,951          17,951          17,951
  Other                                                                734,425       1,248,270         772,039
                                                                   -----------     -----------     -----------

                                                                       953,588       1,448,237       1,011,891
                                                                   -----------     -----------     -----------

Income Before Taxes and Equity in
  Undistributed Earnings of Subsidiaries                               734,022         871,128         623,475

    Income Tax Benefits                                                220,138         149,138         120,040
                                                                   -----------     -----------     -----------

Income Before Equity in Undistributed
  Earnings of Subsidiaries                                             954,160       1,020,266         743,515

    Equity in Undistributed Earnings of Subsidiaries                 2,663,714       1,913,276       1,628,610
                                                                   -----------     -----------     -----------

Net Income                                                          $3,617,874      $2,933,542      $2,372,125
                                                                   ===========     ===========     ===========

                       COLONY BANKCORP, INC. (PARENT ONLY)
                            STATEMENTS OF CASH FLOWS
                         FOR THE YEARS ENDED DECEMBER 31

                                                                       1997                    1996                    1995
                                                                -------------------     ------------------      ------------------
Cash Flows from Operating Activities
  Net Income                                                            $ 3,617,874            $ 2,933,542             $ 2,372,125
  Adjustments to Reconcile Net Income to Net Cash
    Provided from Operating Activities
      Depreciation and Amortization                                          55,267                 42,611                  32,664
      Equity in Undistributed Earnings of Subsidiary                     (2,663,714)            (1,913,276)             (1,628,610)
      Other                                                                  (4,794)              (167,813)                (49,441)
                                                                -------------------     ------------------      ------------------

                                                                          1,004,633                895,064                 726,738
                                                                -------------------     ------------------      ------------------
Cash Flows from Investing Activities
  Capital Infusion in Subsidiary                                               -                      (500)             (1,350,000)
  Purchases of Premises and Equipment                                      (818,366)              (343,451)                 (6,801)
                                                                -------------------     ------------------      ------------------

                                                                           (818,366)              (343,951)             (1,356,801)
                                                                -------------------     ------------------      ------------------
Cash Flows from Financing Activities
  Dividends Paid                                                           (434,654)              (399,164)               (370,457)
  Proceeds from Issuance of Common Stock                                       -                      -                  1,500,000
  Principal Payments on Notes and Debentures                               (766,136)              (474,867)               (474,866)
  Proceeds from Notes and Debentures                                        963,072                291,269                    -
                                                                -------------------     ------------------      ------------------

                                                                           (237,718)              (582,762)                654,677
                                                                -------------------     ------------------      ------------------

Increase (Decrease) in Cash and Cash Equivalents                            (51,451)               (31,649)                 24,614

Cash and Cash Equivalents, Beginning                                         60,916                 92,565                  67,951
                                                                -------------------     ------------------      ------------------

Cash and Cash Equivalents, Ending                                     $       9,465            $    60,916             $    92,565
                                                                ===================     ==================      ==================

(19) Common Stock Split

On May 16, 1995, the board of directors approved a 100 percent stock split to be effected on July 1, 1995 in the form of a dividend to stockholders of record on June 30, 1995. On February 18, 1997, a 50 percent stock split effected on July 1, 1997 in the form of a dividend was approved by the board. Weighted average shares and per share data for all periods presented in the accompanying consolidated financial statements and related notes have been retroactively restated to reflect the additional shares outstanding resulting from the stock split.

(20) Business Combinations

On November 30, 1996, the Company acquired Broxton State Bank in a business combination accounted for as a pooling of interests. Broxton State Bank became a wholly-owned subsidiary of the Company through the exchange of 157,732 shares of the Company's common stock for all of the outstanding stock of Broxton State Bank. The accompanying financial statements for 1996 are based on the assumption that the companies were combined for the full year, and the 1995 financial statements have been restated to give effect to the combination.

Summarized results of operations of the separate companies for the period from January 1, 1996 through November 30, 1996, the date of acquisition, are as follows:


                                       Colony Bankcorp, Inc.
                                         and Subsidiaries                     Broxton State Bank
                                 ---------------------------------       -----------------------------
Net Interest Income                        $11,302,001                         $   875,029
                                 =================================       =============================

Provision for Loan Losses                    1,877,210                              25,000
                                 =================================       =============================

Noninterest Income                           3,223,829                             194,455
                                 =================================       =============================

Noninterest Expense                          8,855,474                             830,903
                                 =================================       =============================

Net Income                                   2,596,845                             173,806
                                 =================================       =============================

The summarized assets and liabilities of the separate companies on November 30, 1996, the date of acquisition, were as follows:

                                          Colony Bankcorp, Inc.
                                            and Subsidiaries               Broxton State Bank
                                       ---------------------------       ----------------------
Cash and Due from Banks                     $ 37,202,098                    $ 1,070,820
Investment Securities                         53,356,287                      8,463,744
Loans, Net                                   189,391,798                     12,311,331
Premises and Equipment                         5,939,136                        577,568
Other Assets                                  10,098,812                        582,113
                                       ---------------------------       ----------------------

                                             295,988,131                     23,005,576
Deposits                                    (266,221,662)                   (20,596,034)
Other Liabilities                             (6,417,960)                      (204,451)
                                       ---------------------------       ----------------------

                                          $   23,348,509                   $  2,205,091
                                       ===========================       ======================

Following is a reconciliation of the amounts of net interest income and net income previously reported for 1995 with restated amounts:


                                                                    Year Ended
                                                                   December 31,
                                                                       1995
                                                                   -------------

Net Interest Income and Other Income
Colony Bankcorp, Inc. and Subsidiaries,
  As Previously Reported                                             $14,700,164
  Broxton State Bank                                                   1,232,935
                                                                     -----------

As Restated                                                          $15,933,099
                                                                     ===========

Net Income
Colony Bankcorp, Inc. and Subsidiaries,
  As Previously Reported                                             $ 2,140,520
  Broxton State Bank                                                     231,605
                                                                     -----------

As Restated                                                          $ 2,372,125
                                                                     ===========

No significant intercompany transactions occurred between the Company and Broxton State Bank prior to the pooling of interests that would affect prior operations. There was no change in accounting policies or reporting periods as a result of the pooling of interests.


(21) Legal Contingencies

In the ordinary course of business, there are various legal proceedings pending against Colony and its subsidiaries. The aggregate liabilities, if any, arising from such proceedings would not, in the opinion of management, have a material adverse effect on Colony's consolidated financial position.